As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-2424258
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chad S. Wachter

Vice President, General Counsel and Secretary

KNOLOGY, INC.

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David E. Brown, Jr.

Alston & Bird LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

Telephone: (202) 756-3345

Facsimile: (202) 756-3333

Approximate date of commencement of proposed sale to the public: From time to time, after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock	5,996,281 shares	N/A	$18,768,359	$2,378

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Section 457(c) of the Securities Act of 1933 and is based on $3.13, the average of the high and low sales price of the registrant’s common stock reported on the Nasdaq National Market on November 18, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 24, 2004

PROSPECTUS

KNOLOGY, INC.

5,996,281 SHARES OF COMMON STOCK

This prospectus relates to up to 5,996,281 shares of our common stock, which are being offered for sale, from time to time, by some of our current stockholders who have registration rights pursuant to our stockholders agreement.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

After registration, the selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The shares of common stock may be sold at the market price at the time of such sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of the shares.

Our common stock is listed on the Nasdaq National Market under the symbol “KNOL.” On November 22, 2004, the last reported sales price on the Nasdaq National Market for our common stock was $3.21 per share.

Investing in shares of our common stock involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Knology, Inc. and its consolidated subsidiaries.

KNOLOGY, INC.

We are a fully integrated provider of video, voice, data and advanced communications services to residential and business customers in nine markets in the southeastern United States. We were the 20th largest cable television provider in the United States as of December 2003. As of and for the nine months ended September 30, 2004, we had approximately 389,374 total connections, our revenues were $158.6 million and we had a net loss of $57.1 million. Video, voice and data revenues accounted for approximately 46%, 35% and 19%, respectively, of our consolidated revenues for the nine months ended September 30, 2004.

We provide our services over our wholly owned, fully upgraded 750 MHz interactive broadband network. As of September 30, 2004, our network passed approximately 751,821 marketable homes. Our network is designed with sufficient capacity to meet the growing demand for high-speed and high-bandwidth video, voice and data services, as well as the introduction of new communications services.

We have operating experience in marketing, selling, provisioning, servicing and operating video, voice and data systems and services. We have delivered a bundled service offering for six years, and we are supported by a management team with decades of experience operating video, voice and data networks. We provide a full suite of video, voice and data services in: Huntsville and Montgomery, Alabama; Panama City and Pinellas County, Florida; Augusta, Columbus and West Point, Georgia; Charleston, South Carolina; and Knoxville, Tennessee. We also provide video services in Cerritos, California, but, as discussed below, we have entered into an agreement to sell these operations to Orange Broadband, Inc.

We have built our company through:

•	acquisitions of other cable companies, networks and franchises;

•	upgrades of acquired networks to introduce expanded broadband services, including bundled voice and data services;

•	construction and expansion of our broadband network to offer integrated video, voice and data services; and

•	organic growth of connections through increased penetration of services to new marketable homes and our existing customer base, along with new service offerings.

On December 23, 2003, we completed a public offering of our common stock. Including the shares issued on January 13, 2004, pursuant to the exercise of the underwriters’ over-allotment option, we issued approximately 6.9 million shares at a per share price to the public of $9.00, and our net proceeds were approximately $56.3 million.

In December 2003, we completed the acquisition from Verizon Media Ventures Inc., or Verizon Media, a wholly owned subsidiary of Verizon Communications Inc., or Verizon, of substantially all of the assets of the cable systems in Pinellas County, Florida and Cerritos, California operated by Verizon Media, including all franchises, leases for real property, customer agreements, accounts receivable, prepaid expenses, inventory and equipment. We also licensed certain intellectual property related to each network and assumed liabilities under acquired contracts, certain current liabilities and certain operating liabilities to the extent they related to the acquired network assets.

We paid an aggregate of approximately $17.0 million in cash to Verizon Media in connection with the acquisition, which was funded with the net proceeds of our common stock offering. In connection with the completion of this acquisition, we also issued to a prior prospective purchaser and certain of its employees warrants to purchase one million shares of our common stock with an exercise price of $9.00 per share in exchange for the release of the prospective purchaser’s exclusivity rights with Verizon Media.

On May 24, 2004, we announced that we had entered into a definitive asset purchase agreement to sell the cable system in Cerritos, California that we acquired from Verizon Media to Orange Broadband, Inc. for $14.8 million in cash, subject to customary closing adjustments. We expect the sale to be completed in the first quarter of

2005, subject to the satisfaction of closing conditions, including the receipt of regulatory approvals with respect to the municipal franchise in Cerritos, California.

On September 10, 2004, we completed certain amendments to our credit facilities with Wachovia Bank, National Association and CoBank, ACB. The amended credit facilities defer approximately $24.5 million of principal payments until 2007 which were previously scheduled during 2004, 2005 and 2006, and modified certain financial covenants. In addition, the amendments allowed our telephone operations group to make a $7.7 million dividend payment to us, as well as future dividend payments equal to the net income of the telephone operations group.

Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number is (706) 645-8553. We maintain a website at www.knology.com where general information about our business is available. The information contained in our website is not a part of this prospectus.

RISK FACTORS

Investing in shares of our common stock involves risks. You should carefully consider the risks incorporated by reference from our most recent Annual Report on Form 10-K and the other information contained in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in this prospectus before deciding to invest in shares of our common stock. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occur, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are “forward-looking statements.” Such forward-looking statements include those relating to:

•	plans to develop future networks and upgrade facilities;

•	the market opportunity presented by markets we have targeted;

•	the current and future markets for our services and products;

•	our anticipated capital expenditures;

•	our anticipated sources of capital and other funding;

•	the effects of regulatory changes on our business;

•	competitive and technological developments;

•	pending and future acquisitions, dispositions and alliances;

•	projected revenues, liquidity, interest costs and income; and

•	other future business developments.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Wherever they occur in this prospectus or in other statements attributable to us, forward-looking statements are necessarily estimates reflecting our best judgment. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed above under “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by any selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders are parties to a stockholders agreement, dated as of February 7, 2000, as amended January 12, 2001, and November 6, 2002, and are entitled to have their shares of common stock registered for resale under the Securities Act of 1933 pursuant to that stockholders agreement. Selling stockholders, including any non-sale transferees, pledges or donees or their successors, may, from time to time, offer and sell any or all of their shares of common stock pursuant to this prospectus or any prospectus supplement.

The following table sets forth information as of November 1, 2004, with respect to the selling stockholders and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus.

We do not know when or in what amounts a selling stockholder may offer their shares of common stock for sale. The selling stockholders might not sell any or all of the shares of common stock offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, we cannot estimate the number of the shares of common stock that will be held by the selling stockholders after completion of this offering. However, for purposes of the following table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the shares of common stock covered by this prospectus will be held by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Shares Offered in this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering(1)
AT&T Venture Fund II, LP(2)	331,637	331,637	0	0%
Michael D. and Delaine P. Blackwell	4,817	1,482	3,335	*
Alan A. Burgess(3)	554	554	0	0
The Burton Partnership (QP), Limited Partnership(4)	375,799	57,176	318,623	1.4
The Burton Partnership, Limited Partnership(4)	125,266	19,032	106,234	*
Champion Family Partnership Ltd.(5)	149,093	36,604	112,489	*
Jane S. Champion	3,181	1,019	2,162	*
John E. Champion, Jr.	3,181	1,019	2,162	*
Sally C. Odom Revocable Trust(6)	2,882	720	2,162	*
Chattahoochee Valley Educational Foundation Endowment Fund Springwood School	61	61	0	0
Anthony Lee Collins	12,230	207	12,023	*
Anthony L. Collins, Sr.	2,986	624	2,362	*
Anthony L. Collins, Sr. and Ellen L. Collins	8,328	2,668	5,660	*
Ellen L. Collins	118,050	19,753	98,297	*
Mary Ellen Collins	3,703	207	3,496	*
Leslie R. Crosby	1,376	1,376	0	0
CT Communications Northeast, Inc.	254,800	68,331	186,469	*
Foundation For The Carolinas	3,202	3,202	0	0
Ancel A. Hamilton and Cheryl A. Hamilton	58,859	1,763	57,096	*
Keith Scotty Hawk	413	413	0	0
Kelly M. Hawk	31,233	31,233	0	0

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Shares Offered in this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering(1)
Charles L. Hilton, Jr.	51,884	12,765	39,119	*
Carroll Lanier Hodges	1,084,145	25,854	1,058,291	4.5
Joseph Wiley Hodges	12,810	207	12,603	*
William H. Huguley IV	5,295	5,295	0	0
Gary E. Ivey	6,239	1,779	4,460	*
Rodney Jackson	393	393	0	0
David H. Jones	12,986	12,986	0	0
Mary Eunice Jones	3,306	3,306	0	0
Robert L. Jones	3,176	3,176	0	0
David Gaines Lanier	78,462	19,064	59,398	*
Elizabeth Walker Lanier	100,623	26,225	74,398	*
J. Smith Lanier & Co.	12,860	1,348	11,512	*
J. Smith Lanier II	369,966	78,530	291,436	1.2
J. Smith Lanier II IRA Retirement Account	3,208	3,208	0	0
John Thompson Lanier	360,150	16,341	343,809	1.5
Sue Ellen Lanier	3,384	180	3,204	*
Kenneth F. Leddick and Barbara L. Leddick	1,664	533	1,131	*
Kenneth F. Leddick	3,419	559	2,860	*
Elizabeth L. Lester and H. Russell Lester III	8,328	2,668	5,660	*
Elizabeth L. Lester	127,634	23,902	103,732	*
H. Russell Lester III	2,734	138	2,596	*
Lexcom, Inc.	13,339	13,339	0	0
John W. Luchsinger & Amelia D. Luchsinger Rev. Trust(7)	16,756	16,756	0	0
William T. Parr	32,612	4,422	28,190	*
SCANA Communication Holdings, Inc.(8)	4,751,899	4,751,899	0	0
Morgan M. Schuessler	2,779	890	1,889	*
Nan E. Schuessler	665	213	452	*
Thomas P. Schroeder	3,446	472	2,974	*
Eleanor D. Scott	2,719	417	2,302	*
Martha J. Scott	307	47	260	*
Trust FBO Mary Martha Scott(9)	4,652	4,652	0	0
William H. Scott III	102,496	19,835	82,661	*
Walter D. Shealy III	1,402	1,402	0	0
South Atlantic Private Equity Fund IV (QP), Limited Partnership(4)	301,256	74,663	226,593	1.0
South Atlantic Private Equity Fund IV, Limited Partnership(4)	212,444	52,442	160,002	*
South Atlantic Venture Fund III, Limited Partnership(10)	254,523	79,746	174,777	*
Special Partners Fund, LP(11)	20,787	20,787	0	0
Special Partners Fund International, LP(11)	115,922	115,922	0	0
Jonelle St. John	3,278	1,050	2,228	*
Jan K. Underdown	2,070	2,070	0	0
Jan Underdown Retirement FBO Jan Underdown Rollover IRA	232	232	0	0

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Shares Offered in this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering(1)
James Richard Walton	2,997	2,997	0	0
Donald W. Weber	12,489	2,930	9,559	*
Alan Joseph Zajdel	11,560	11,560	0	0

Total	9,614,947	5,996,281	3,618,666	15.3%

*	Less than 1.0%.

(1)	For purposes of calculating the percentage of shares beneficially owned after this offering, we have assumed that the 2,170,127 shares of non-voting common stock held by SCANA Communications Holdings, Inc. have been transferred and as a result have been converted into shares of common stock.

(2)	Richard S. Bodman and Neal Douglas are the managing members of Venture Management, LLC, which is the general partner of the selling stockholder, and, in such capacity, Mr. Bodman and Mr. Douglas exercise voting control and dispositive power over these shares of common stock. Mr. Bodman has served on our board of directors since 1999 and also serves on our nominating committee.

(3)	Mr. Burgess has served on our board of directors since 1999 and also serves on our audit committee.

(4)	Donald W. Burton, as general partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999 and also serves on our compensation committee.

(5)	John E. Champion, Jr. and Sally Champion Odom Blackburn control the selling stockholder and the Champion Family Corporation, which is controlled by John E. Champion, Sally Champion, Odom Blackburn and Mary Lanier Champion, all of which exercise voting control and dispositive power over these shares of common stock.

(6)	Sally Champion Odom is the trustee of the selling stockholder.

(7)	John W. Luchsinger is the trustee of the selling stockholder.

(8)	Includes 16,508 shares of our common stock issuable under warrants and 2,170,127 shares of our non-voting common stock which will automatically convert into shares of our common stock when transferred by the selling stockholder to another person that is not an affiliate of the selling stockholder.

(9)	Martha J. Scott is the trustee of the selling stockholder.

(10)	South Atlantic Venture Partners III, Limited Partnership, of which Donald W. Burton is the managing partner, is the sole general partner of South Atlantic Venture Fund III, Limited Partnership. Mr. Burton, as managing partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999 and also serves on our compensation committee.

(11)	Richard S. Bodman and Neal Douglas are the managing members of Venture Management III, LLC, which is the general partner of the selling stockholder, and in such capacity, Mr. Bodman and Mr. Douglas exercise voting control and dispositive power over these shares of common stock. Mr. Bodman has served on our board of directors since 1999 and also serves on our nominating committee.

PLAN OF DISTRIBUTION

The shares of common stock may be sold, from time to time, to purchasers directly by the selling stockholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares of common stock. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved.

The shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sales may be effected:

•	in ordinary brokers’ transactions in which the broker-dealer may act as principal or agent and in transactions in which the broker solicits purchasers;

•	in transactions on any national securities exchange, or any quotation service, on which the shares of common stock may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in transactions otherwise than through market makers or an established trading market, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	in transactions through the writing and exercise of options, whether the options are listed on an options exchange or otherwise;

•	in transactions through the settlement of short sales; or

•	In any combination of the foregoing transactions.

The selling stockholders also may sell shares of common stock in accordance with Rule 144 under the Securities Act.

In addition, the selling stockholders may enter into derivative transactions with third parties. If indicated in a prospectus supplement, then, in connection with those derivatives, third parties may sell the shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from a selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in a prospectus supplement. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker, dealer or agent regarding the sale of the shares of common stock by the selling stockholders.

Some or all of the shares of common stock covered by this prospectus may be sold to or through an agent, broker-dealer or underwriter. Any shares sold in that manner may be acquired by the agent, broker-dealer or underwriter for its own account and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares of common stock may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times. Some of the agents, broker-dealers or underwriters and their associates may be customers of, engage in transactions with and perform services for us or the selling stockholders in the ordinary course of business.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents, from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” under the securities laws. As a result, any profits on the sale of the shares of common stock by selling stockholders and any discounts, commissions or concessions received by any such broker, dealer or agent might be deemed to be underwriting discounts or commissions under the securities laws. If the selling stockholders were to be deemed underwriters, the selling stockholders may be subject to liabilities including, but not limited to, those under the securities laws. Selling stockholders who are deemed to be underwriters will be subject to the prospectus delivery requirements of the securities laws. If the shares of common stock are sold through underwriters, brokers or dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent commissions.

We do not know when or whether any selling stockholders will sell any or all of the shares of common stock pursuant to this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

We have informed the selling stockholders that they and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other persons. In addition, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed during a period beginning up to five business days prior to the commencement of the distribution and ending upon completion of such person’s participation in such distribution. This restriction may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

At the time a particular offering of the shares of common stock is made, and to the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of our shares of common stock.

Under the stockholders agreement pursuant to which the shares of common stock offered by this prospectus have been registered, we and the selling stockholders will indemnify one another against liabilities, including some liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration of the shares of common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Alston & Bird LLP has passed upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Knology, Inc. as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference from Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs concerning: (1) the company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123; (2) the company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142; and (3) the application of procedures relating to certain disclosures and reclassifications of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations), and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Knology, Inc. for the year ended December 31, 2001, were audited by Arthur Andersen LLP, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. The ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Knology, Inc.) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

The combined financial statements of the Pinellas County, Florida and Cerritos, California unincorporated divisions of Verizon Media Ventures Inc. as of December 31, 2001 and 2002, and for the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from Knology, Inc.’s Current Report on Form 8-K filed on January 14, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.knology.com. The information contained in our website is not a part of this prospectus.

This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, including exhibits, until the termination of the offering by the selling stockholders pursuant to this prospectus (other than information that is not deemed to have been filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2003;

(b)	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

(c)	our Current Reports on Form 8-K filed on January 14, 2004, February 19, 2004 (Item 5 only), March 3, 2004, and September 15, 2004; and

(d)	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 12, 2003, including any amendment or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to Chad S. Wachter, Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, telephone (706) 634-2663.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of common stock referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares of common stock referred to in this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the shares of common stock being registered hereunder, other than underwriting discounts and commissions. All amounts, except the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission Registration Fee	$2,378
Printing and Duplicating Expenses	20,000
Accountants’ Fees and Expenses	15,000
Legal Fees and Expenses	35,000
Miscellaneous	2,622
Total	$75,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our amended and restated certificate of incorporation and our bylaws contain provisions that provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware Corporation Law. The Company believes that such protection is necessary in order to attract and retain qualified persons as directors and officers.

ITEM 16.	EXHIBITS.

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of July 15, 2003, by and between Verizon Media Ventures Inc. and Knology New Media, Inc. (incorporated herein by reference to Exhibit 2.2 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

2.2	Side Letter Agreement, dated as of July 15, 2003, by and between Verizon Media Ventures Inc. and Knology New Media, Inc. (incorporated herein by reference to Exhibit 2.3 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

2.3*	Asset Purchase Agreement, dated as of May 19, 2004, by and between Knology Broadband of California, Inc. and Orange Broadband, Inc.

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

4.2	Stockholders Agreement, dated February 7, 2000, among Knology, Inc., certain holders of the Series A preferred stock, the holders of Series B preferred stock, certain management holders and certain additional stockholders (incorporated herein by reference to Exhibit 10.84 to Knology, Inc.’s Post-Effective Amendment No. 2 to Form S-1 (File No. 333-89179)).

4.3	Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Current Report on Form 8-K filed January 26, 2001 (File No. 000-32647)).

4.4	Amendment No. 2 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, as amended as of January 12, 2001, dated as of October 18, 2002, by and among Knology, Inc. and the other signatories thereto (incorporated herein by reference to Exhibit 10.1.3 to Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-32647)).

5.1	Opinion of Alston & Bird LLP regarding the legality of the shares of common stock.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3**	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.4	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

*	Confidential treatment has been requested pursuant to Rule 406 of the Securities Act of 1933. The copy on file as an exhibit omits the information subject to the confidentiality request. Such omitted information has been filed separately with the Securities and Exchange Commission.

**	After reasonable efforts, the registrant has been unable to obtain the consent of Arthur Andersen LLP to the inclusion in this registration statement of its report with respect to the registrant’s consolidated financial statements for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this registration statement to be filed without the written consent from Arthur Andersen LLP. As a result, persons exercising options to purchase Series A preferred stock may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act of 1933, for any untrue statement of a material fact or any omission to state a material fact, contained in the registrant’s consolidated financial statements for the year ended December 31, 2001.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on November 24, 2004.

KNOLOGY, INC.

By:	/s/ Chad S. Wachter
Chad S. Wachter
Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad S. Wachter and Robert K. Mills, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, any and all registration statements related to the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and any or all amendments (including pre-effective and post-effective amendments) thereto, and to file each of the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 24, 2004.

SIGNATURE	TITLE

/s/ Campbell B. Lanier, III Campbell B. Lanier, III	Chairman of the Board and Director

/s/ Rodger L. Johnson Rodger L. Johnson	President, Chief Executive Officer and Director (Principal executive officer)

/s/ Robert K. Mills Robert K. Mills	Chief Financial Officer, Vice President and Treasurer (Principal financial officer and principal accounting officer)

/s/ Donald W. Burton Donald W. Burton	Director

/s/ William H. Scott, III William H. Scott, III	Director

/s/ Richard S. Bodman Richard S. Bodman	Director

/s/ O. Gene Gabbard O. Gene Gabbard	Director

/s/ Alan A. Burgess Alan A. Burgess	Director

Bret Pearlman	Director

/s/ William Laverack, Jr. William Laverack, Jr.	Director

/s/ Eugene I. Davis Eugene I. Davis	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of July 15, 2003, by and between Verizon Media Ventures Inc. and Knology New Media, Inc. (incorporated herein by reference to Exhibit 2.2 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

2.2	Side Letter Agreement, dated as of July 15, 2003, by and between Verizon Media Ventures Inc. and Knology New Media, Inc. (incorporated herein by reference to Exhibit 2.3 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

2.3*	Asset Purchase Agreement, dated as of May 19, 2004, by and between Knology Broadband of California, Inc. and Orange Broadband, Inc.

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366)).

4.2	Stockholders Agreement, dated February 7, 2000, among Knology, Inc., certain holders of the Series A preferred stock, the holders of Series B preferred stock, certain management holders and certain additional stockholders (incorporated herein by reference to Exhibit 10.84 to Knology, Inc.’s Post-Effective Amendment No. 2 to Form S-1 (File No. 333-89179)).

4.3	Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Current Report on Form 8-K filed January 26, 2001 (File No. 000-32647)).

4.4	Amendment No. 2 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, as amended as of January 12, 2001, dated as of October 18, 2002, by and among Knology, Inc. and the other signatories thereto (incorporated herein by reference to Exhibit 10.1.3 to Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-32647)).

5.1	Opinion of Alston & Bird LLP regarding the legality of the shares of common stock.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3**	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.4	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

*	Confidential treatment has been requested pursuant to Rule 406 of the Securities Act of 1933. The copy on file as an exhibit omits the information subject to the confidentiality request. Such omitted information has been filed separately with the Securities and Exchange Commission.

**	After reasonable efforts, the registrant has been unable to obtain the consent of Arthur Andersen LLP to the inclusion in this registration statement of its report with respect to the registrant’s consolidated financial statements for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this registration statement to be filed without the written consent from Arthur Andersen LLP. As a result, persons exercising options to purchase Series A preferred stock may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act of 1933, for any untrue statement of a material fact or any omission to state a material fact, contained in the registrant’s consolidated financial statements for the year ended December 31, 2001.